Exhibit 99.1

HEALTH SCIENCES GROUP APPOINTS CORBIN & CO.
AS ITS NEW INDEPENDENT ACCOUNTING FIRM

Los Angeles, CA (February 22, 2006) - Health Sciences Group, Inc. (OTCBB: HESG), provider of innovative nutraceutical products and functional food ingredients derived from natural sources, announced today that the Audit Committee of the Board of Directors has appointed Corbin & Company, LLP (“Corbin & Co.”) as its Independent Registered Public Accounting firm effective for the Company’s year ended December 31, 2005.

Fred E. Tannous, Co-Chairman and CEO of Health Sciences Group, Inc. said, “Management and the Audit Committee solicited and reviewed several proposals from several leading accounting firms. After a rigorous selection process, Corbin & Co. was selected.”

The change in auditors was not related to any disagreement between the Company and its previous auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

About Health Sciences Group, Inc.

Health Sciences Group identifies, develops and commercializes innovative nutraceutical products derived from natural sources to provide consumers and medical professionals with preventative healthcare alternatives. The company markets its own line of proprietary products based on novel technologies with clinically-supported, GRAS-certified ingredients. For more information, visit www.HSciences.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, the independent authority of the special committee to act on the matters discussed, the successful negotiation of the potential acquisition and disposal of transactions described above, successful implementation of the company's business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT:

Health Sciences Group, Inc.
Duke Best
310-242-6700